EXHIBIT 99

[LETTERHEAD OF MAIER & COMPANY]

Contact:	Gary S. Maier
Maier & Company, Inc.
310-442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES CHIEF EXECUTIVE OFFICER

TO RETIRE IN AUGUST 2004

– Company Anticipates Smooth Transition –

Pomona, CA. – July 1, 2003 – Keystone Automotive Industries, Inc. (NasdaqNM: KEYS) today announced that Charles J. Hogarty has informed the board of directors of his decision to retire as chief executive officer effective the end of August 2004.

“We greatly appreciate Charlie Hogarty’s dedication and commitment to the company over the past forty-three years, having served in a variety of positions with the company prior to being named president in 1987 and chief executive officer in 1997,” stated Chairman Ron Foster.

“Charlie will continue as a consultant to the company for a minimum period of two years after his retirement in August 2004. The board has asked Charlie to concentrate on several important areas, including industry, customer and investor relations – as well as provide assistance in addressing state legislative issues, when appropriate. In addition, Charlie will also be available to Keystone’s new chief executive officer for consultation and advice,” Foster said.

The company has engaged Korn/Ferry International to conduct a search for a chief executive office to replace Charlie Hogarty, including both internal and external candidates.

“Under Charlie’s leadership, Keystone firmly established itself as the leader within the collision replacement parts aftermarket industry, with tremendous opportunities still ahead for the company. As president, Charlie was the leading force in taking the company public in 1996. He also engineered the acquisition of numerous competitors in a highly fragmented industry, which increased Keystone’s ability to serve its customers through a nationwide network of warehouse and distribution facilities. Among Charlie’s other accomplishments was his work with leading insurance companies on the merits of utilizing aftermarket parts.

“During his tenure, Keystone’s sales climbed to $439 million for its fiscal year ended March 2003 from $115 million in the fiscal year just prior to going public. The company is well positioned to continue this growth under Charlie’s successor. We are gratified that Charlie has elected to remain with Keystone through August 2004, which will further help to assure a smooth senior management transition,” Foster added.

“I feel very fortunate to have had such a long and rewarding career at Keystone; and I am confident that our strong management team will be able to continue the long record of success after I leave in August of 2004. I look forward to contributing in any way I can to Keystone. At the same time, I look forward to enjoying additional time with my family,” Hogarty said.

(more)

Keystone Automotive Industries, Inc.

2-2-2

Keystone Automotive Industries, Inc. distributes its products in the United States primarily to collision repair shops through its 117 distribution facilities, of which 21 serve as regional hubs, located in 38 states, Vancouver, Canada and Tijuana, Mexico. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the nation.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of the transition to a new chief executive officer and the impact on the company’s future operations once the new CEO assumes that position. Reference is also made to the Cautionary Statements set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission on June 26, 2003 for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, see the Company’s Form 10-K for the year ended March 29, 2002, on file with the Securities and Exchange Commission.

#     #     #